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                                                                      EXHIBIT 12
                        BROWNING-FERRIS INDUSTRIES, INC.
                                AND SUBSIDIARIES
                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                          (Dollar Amounts in Thousands)

                                                         Nine Months
                                                        Ended June 30,
                                                    ---------------------
                                                      1998         1997
                                                    --------     --------
 Earnings Available for Fixed Charges:
  Income before minority interest, extraordinary
    items and cumulative effects of changes in
    accounting principles                           $270,235     $193,726
  Income taxes                                       177,150      129,150
                                                    --------     --------
  Income before income taxes, minority
    interest, extraordinary items and cumulative
    effects of changes in accounting principles      447,385      322,876
  Consolidated interest expense                       99,037      134,086
  Interest expense related to proportionate
    share of 50% owned unconsolidated
    affiliates                                        23,449       27,470
  Portion of rents representing the interest
    factor                                            30,256       28,016
  Less-undistributed earnings of affiliates
    less than 50% owned                                4,170        2,616
                                                    --------     --------
         Total                                      $595,957     $509,832
                                                    ========     ========
 Fixed Charges:
  Consolidated interest expense and
    interest costs capitalized                      $105,975     $141,470
  Interest expense and interest costs
    capitalized related to proportionate
    share of 50% owned unconsolidated
    affiliates                                        23,449       27,470
  Portion of rents representing the interest
    factor                                            30,256       28,016
                                                    --------     --------
         Total                                      $159,680     $196,956
                                                    ========     ========
 Ratio of Earnings to Fixed Charges                     3.73(1)      2.59
                                                    ========     ========

(1) Excluding the effects of the special credits of $21.5 million, the ratio of earnings to fixed charges is 3.60.